UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2008 (January 18, 2008)

QUICK-MED TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-27545	65-0797243
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3427 SW 42nd Way Gainesville, Florida	32608
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (888) 835-2211

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of  Directors or Certain Officers;  Election of Directors;  Appointment of Certain Officers.

(b)   Departure of Director

Effective January 18, 2008, Ms. Cheryl Turnbull resigned as Special Limited Partner of Phronesis Partners, LP (“Phronesis”) and as a result, Ms. Turnbull also resigned as a member of the Company’s Board of Directors.

Ms. Turnbull was originally appointed as a member of the Company’s Board of Directors pursuant to the terms of a stockholders agreement dated November 30, 2004 (the “Stockholders Agreement”) by and among Phronesis, the Company, Michael R.Granito, Chairman of the Boardof Directors of the Company, and David S. Lerner, the Company’s President and a member of the Company’s Board of Directors, under which Phronesis was granted the right to designate a qualified individual to the Company’s Board of Directors. In addition, under the Stockholders Agreement, Phronesis, Mr. Granito and Mr. Lerner were required to vote their respective shares of capital stock of the Company to elect Phronesis’ director designee. On December 5, 2005, Phronesis designated Ms.Turnbull, Special Limited Partner at Phronesis, to be a member of the Company’s Board of Directors. The Company deemed Ms. Turnbull to be a qualified person and Ms. Turnbull was elected as a member of the Company’s Board of Directors by a majority vote of the Company’s shareholders.

There were no disagreements between Ms. Turnbull and any officer or director of the Company that caused her resignation.  The Company provided a copy of the disclosures it is making in response to this Item 5.02 to Ms. Turnbull and informed her that she may furnish the Company as promptly as possible with a letter stating whether she agrees or disagrees with the disclosures made in response to this Item 5.02, and that if she disagrees, then the Company requests that she provides the respects in which she does not agree with the disclosures. The Company will undertake to file any letter received from Ms. Turnbull, if any, as an exhibit to an amendment to this current report on Form 8-K within two business days after receipt.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUICK-MED TECHNOLOGIES, INC.
(Registrant)

Date: January 18, 2008	________ /s/ Nam Nguyen__________
Nam Nguyen, Chief Financial Officer